EXHIBIT 99.2

First

Quarter

Report

To

Shareholders

2005

Three Months Ended

March 31, 2005

HIGHLIGHTS
  Operating earnings per share on a diluted basis rose 18.2% in the first quarter, excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 20.0%).
  We purchased 2.9 million shares of Aflac's common stock in the first quarter.
  Sales results at Aflac U.S. and Aflac Japan were in line with our expectations for the quarter.

TO OUR SHAREHOLDERS:

     Overall, we are pleased with our start in 2005. Our first quarter financial results were strong and in line with our annual performance targets. Aflac Japan produced solid sales growth following the successful introduction of two new medical products. And while Aflac U.S. sales declined slightly, they were consistent with our expectations for the quarter. Most important, we exceeded our primary financial target for 2005 of a 15% increase in operating earnings per diluted share before the impact of currency translation.

FIRST QUARTER RESULTS

     On January 1, 2005, Aflac adopted the accounting standard SFAS 123R, which addresses accounting for share-based transactions, such as stock options. We elected to adopt SFAS 123R using the modified-retrospective transition method. As a result, we have adjusted 2004 results to reflect the expensing of stock options.

     Aflac's first quarter financial results benefited from the stronger yen/dollar exchange rate, compared with the first quarter of 2004. Total revenues were up 8.5% to $3.6 billion. Net earnings in the first quarter of 2005 were $328 million, or $.64 per share on a diluted basis, compared with $304 million, or $.59 per diluted share, a year ago. Net earnings included realized investment gains of $2 million, compared with realized investment gains of $6 million, or $.01 per diluted share, a year ago. Net earnings in the first quarter also included a loss of $9 million, or $.02 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the first quarter of 2004, the impact from SFAS 133 benefited net earnings by $11 million, or $.02 per diluted share. Net earnings in the first quarter of 2004 also reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain Aflac Japan pension obligations to the Japanese government.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations. A reconciliation of operating to net earnings appears on Page 5.

     Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate its balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart on Page 4 compares selected income statement items with and without foreign currency changes to illustrate the effect of those changes.

     Operating earnings in the first quarter of 2005 were a record $335 million, compared with $284 million in the first quarter of 2004. Operating earnings per diluted share rose 20.0% to $.66, compared with $.55 a year ago. The stronger yen/dollar exchange rate increased operating earnings per share by $.01 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 18.2%, which was significantly better than our annual objective for operating earnings per share growth in 2005.

     During the first quarter, we acquired 2.9 million shares of Aflac stock. As of March 31, 2005, approximately 24 million shares were available for purchase under our current share repurchase program.

AFLAC JAPAN

     Aflac Japan continued to produce solid results that were in line with our expectations. Premium income in yen increased 6.5% in the first quarter of 2005 and net investment income rose 6.4%. Investment income growth in yen terms was again held down by the stronger yen/dollar exchange rate for the quarter because approximately 30% of Aflac Japan's investment income is derived from dollar-denominated investments. Total revenues rose 6.6%. Due to improvement in the benefit and expense ratios, the pretax operating profit margin expanded from 13.9% to 14.9%. As a result, pretax operating earnings in yen were up 14.5%.

     The average yen/dollar exchange rate in the first quarter of 2005 was 104.50, compared with an average rate of 107.32 in the first quarter of 2004. As a result of the 2.7% strengthening of the average exchange rate during the quarter, Aflac Japan's growth rates in dollar terms were greater than increases on a yen basis.

     Reflecting the stronger yen, first quarter premium income in dollars increased 9.3% to $2.3 billion. Net investment income also rose 9.3% to $411 million. Total revenues were up 9.4% to $2.7 billion. Pretax operating earnings advanced 17.6% to $399 million.

     Investment yields in Japan declined slightly from the fourth quarter of 2004, although they remained higher than a year ago. For example, the yield of a composite index of 20-year Japanese government bonds averaged 2.03% in the first quarter of 2005, compared with an average yield of 2.08% in the fourth quarter of 2004, and 1.87% in the first quarter of 2004. We purchased yen-denominated investments at an average yield of 2.84% during the first quarter of 2005. Including dollar-denominated securities, our new money yield for the quarter was 3.06%. As of April 18, 2005, we had invested, or committed to invest, approximately 46% of our expected 2005 cash flow at an average yield of 3.05%.

     Aflac Japan's total new annualized premium sales rose 5.3% in the first quarter to 29.8 billion yen, or $285 million. These sales results were in line with our expectations and our sales target for the year. As we expected, sales growth was restrained by continued declines in Rider MAX. And while sales through Dai-ichi Mutual Life declined for the quarter, its results were better than we had expected. Excluding the contribution from Dai-ichi Life, sales were up 6.3% for the quarter. We were especially pleased that Aflac Japan produced very strong sales of medical products. Medical sales rose 28.5% and accounted for 40% of total new annualized premium sales for the quarter, benefiting from the successful introduction of EVER Half and EVER Bonus, our two new medical products. We believe agent and consumer reception of these new products is further affirmation of our number one position in the market for stand-alone medical insurance products in Japan. Our objective for the year is a 5% to 10% increase in total new annualized premium sales in yen.

AFLAC U.S.

     Aflac U.S. produced solid financial results in the first quarter. Premium income increased 10.7% to $787 million. Net investment income rose 5.2% to $102 million. Total revenues were up 10.1% to $891 million. Pretax operating earnings were $133 million, an increase of 9.7%.

     We were encouraged that Aflac U.S. sales were in line with our expectations for the quarter. Although total new annualized premium sales declined 2.1% to $286 million in the first quarter, we had expected a sales decline of up to 5% due primarily to a tough comparison to 2004. The difficult comparison resulted from fewer production days in the first quarter of 2005, compared with a year ago. Had the number of production days been the same in both quarters, we estimate sales would have increased in line with our annual objective.

     We were very pleased that new agent recruitment continued to improve. During the first quarter, we recruited more than 6,400 new sales associates, which was 10.3% above the first quarter of 2004. At the end of the first quarter, Aflac U.S. was represented by 60,300 licensed sales associates, or 4.6% higher than a year ago. We believe we will see improved sales momentum as the year progresses due in part to the continued expansion of our sales force. And we are also optimistic that the introduction of a new vision product will benefit sales in the second half of the year. Our objective for the year is a 3% to 8% increase in total new annualized premium sales.

DIVIDEND

     The board of directors declared the second quarter cash dividend. The second quarter dividend of $.11 per share is payable on June 1, 2005, to shareholders of record at the close of business on May 20, 2005.

OUTLOOK

     As we think about the remainder of this year and beyond, we are enthusiastic about the opportunities for our operations in both the United States and Japan. The United States remains a significant market for our products. And we believe we can tap into that potential by further expansion of our distribution system and product line, and enhanced training of our sales force. We also believe we can maintain our strong position in Japan's insurance market. With Japan's aging population and higher out-of-pocket expenses, we are convinced that consumers will increasingly turn to affordable products that provide "living" benefits. Aflac Japan is the market leader for living-benefit products, and we believe we will maintain our number one position.

     We are also optimistic about achieving our financial objectives. Our goal for 2005 is to increase operating earnings per diluted share 15%, excluding foreign currency translation. Based on the strength of our first quarter earnings, we believe we will have the opportunity to increase our sales promotion activities for the remainder of 2005 and still achieve our earnings objective for the year. For 2006 our goal is to again produce 15% growth in operating earnings per diluted share, excluding the impact of the yen. We believe these financial objectives reasonably reflect the market opportunities we see, as well as our expectation for continued margin expansion for Aflac Japan.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
April 26, 2005

	Foreign Currency Translation		Three-Month Results

	Effect on Operating Results		Including	Excluding
			Currency	Currency
	Selected Percentage Changes (1)		Changes	Changes(2)

	(For the period ended March 31, 2005 - unaudited)	Premium income	9.6%	7.5%

[1]	The numbers in this table are presented on	Net investment income	8.6	7.0
	an operating basis, which is described on
	Page 1.	Total benefits and expenses	8.5	6.4

[2]	Amounts excluding foreign currency changes	Operating earnings	17.9	16.3
	were determined using the same yen/
	dollar exchange rate for the current period	Operating earnings per
	as the comparable period in the prior year.	diluted share	20.0	18.2

Consolidated Statements of Earnings	Aflac Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited)	Three Months Ended March 31,

	2005	2004	% Change

Revenues:
Premiums, principally supplemental health insurance	$3,041	$2,773	9.6%
Net investment income	514	474	8.6
Realized investment gains (losses)	3	6
Other income (losses)	1	27

Total revenues	3,559	3,280	8.5

Benefits and expenses:
Benefits and claims	2,266	2,078	9.1
Acquisition and operating expenses:
Amortization of deferred policy acquisition costs	137	130
Insurance commissions	333	311
Insurance expenses	287	267
Interest expense	6	6
Other operating expenses	24	22

Total acquisition and operating expenses	787	736	6.9

Total benefits and expenses	3,053	2,814	8.5

Earnings before income taxes	506	466	8.6
Income taxes	178	162

Net earnings	$328	$304	7.9%

Net earnings per share:
Basic	$.65	$.60	8.3%
Diluted	.64	.59	8.5

Common shares used in computing EPS (In thousands):
Basic	502,706	509,924	(1.4)%
Diluted	509,449	519,355	(1.9)

Cash dividends paid per share	$.11	$.095	15.8%

Reconciliation of Operating to Net Earnings
(In millions, except for per-share amounts - unaudited)	Three Months Ended March 31,

	2005	2004	% Change

Operating earnings	$335	$284	17.9%
Reconciling items, net of tax:
Realized investment gains (losses)	2	6
SFAS 133	(9)	11
Japan pension obligation transfer	-	3

Net Earnings	$328	$304	7.9%

Operating earnings per share - diluted	$.66	$.55	20.0%
Reconciling items, net of tax:
Realized investment gains (losses)	-	.01
SFAS 133	(.02)	.02
Japan pension obligation transfer	-	.01

Net earnings per share - diluted	$.64	$.59	8.5%

Consolidated Balance Sheets	Aflac Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited) March 31,	2005	2004

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$29,092	$27,141
Perpetual debentures	4,196	3,573
Equity securities	82	70
Securities held to maturity, at amortized cost:
Fixed maturities	10,736	9,910
Perpetual debentures	4,610	4,480
Other investments	47	34
Cash and cash equivalents	992	1,169

Total investments and cash	49,755	46,377
Receivables, primarily premiums	436	442
Accrued investment income	446	400
Deferred policy acquisition costs	5,583	5,193
Property and equipment, net	491	521
Other	330	356

Total assets	$57,041	$53,289

Liabilities and Shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$39,000	$36,700
Unpaid policy claims	2,427	2,158
Unearned premiums	586	540
Other policyholders' funds	1,300	1,084
Notes payable	1,398	1,423
Income taxes	2,623	2,447
Payables for return of cash collateral on loaned securities	507	479
Other	1,424	1,463

Total liabilities	49,265	46,294

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	698	617
Retained earnings	6,980	5,968
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	272	206
Unrealized gains on investment securities	2,449	2,488
Minimum pension liability adjustment	(28)	(25)
Treasury stock	(2,660)	(2,324)

Total shareholders' equity	7,776	6,995

Total liabilities and shareholders' equity	$57,041	$53,289

Shareholders' equity per share	$15.49	$13.76

Shares outstanding at end of period (In thousands)	501,987	508,345

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; events resulting in catastrophic loss of life or injury; and general economic conditions in the United States and Japan.

Aflac Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: 706.323.3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call 800.99.Aflac or 800.992.3522.
Sales associates should call 800.462.3522.

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Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     800.235.2667 or 706.596.3264
     Fax: 706.324.6330
     kjanke@aflac.com